Exhibit 99.1

FOR IMMEDIATE RELEASE

HOMELAND SECURITY CAPITAL CORPORATION
ANNOUNCES THE PURCHASE OF TIMIOS, INC., ITS SECOND ACQUISITION
IN ITS ENTRY INTO THE MORTGAGE AND SETTLEMENT SERVICES INDUSTRY

ARLINGTON, VA — August 1, 2011 — Homeland Security Capital Corporation (OTCBB: HOMS), an international provider of specialized technology-based radiological, nuclear, environmental, disaster relief, and electronic security solutions to government and commercial customers, added a second acquisition as part of its entry into the mortgage and settlement services industry by completing the acquisition of all of the stock of Timios, Inc. (Timios), as previously reported in its Current Report on Form 8-K filed on May 27, 2011.

The acquisition of Timios, Inc., a technologically advanced, paperless provider of title insurance and escrow services, adds additional core services to Fiducia Real Estate Solutions, Inc. (Fiducia), a recently formed subsidiary under HOMS. Timios is a licensed title insurance and escrow agent operating in approximately 40 States offering comprehensive title and escrow services for mortgage origination refinance, reverse mortgage, real estate owned and deed-in-lieu transactions, listing some of the largest lenders and servicers nationwide as clients. Timios is headquartered in Westlake Village, California, and has offices in Plano, Texas, as well as satellite offices in four other states. The initial purchase price is $1,150,000, subject to working capital adjustments, plus contingency payments of up to $1,350,000 payable over the next 12 months.

C. Thomas McMillen, HOMS Chairman and CEO, stated, “Completion of this transaction and the Default Servicing transaction we previously announced represent a big step forward in immediately expanding our presence nationwide in this new line of business.” McMillen continued, “The extensive experience of both management teams increases our ability to reach new customers and provide current customers with enhanced default and title products and services.”

Trevor Stoffer, the CEO of Timios, Inc., went on to say, “Timios has come a long way in a short period of time. Our growth in volume and new clients through difficult times is a testament to what we believe to be our high level of service and great partnerships. Our new partnership with Homeland Security will allow us to extend our service to more clients, expand our product offerings, and drive increasing value to our customers and investors.”

HOMS consolidates the results of subsidiaries Safety & Ecology Holdings Corporation, Nexus Technologies Group, Inc., and Polimatrix, Inc., and will also consolidate the results of Fiducia. The Company will continue to measure its operating performance against plan taking into consideration EBITDA adjustments and one time charges.

About Homeland Security Capital Corporation

Homeland Security Capital Corporation is a company engaged in the strategic acquisition, development, and consolidation of homeland security-related and real estate services businesses. The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. Former Maryland Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland, heads the company.

Homeland Security Capital Corporation operates businesses that provide homeland security products and services solutions and real estate services, growing organically and by acquisitions. The company has been targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on opportunities in the marketplace.

Homeland Security Capital Corporation’s portfolio of companies include:

Safety and Ecology Corporation is a rapidly growing environmental services company in the U.S., providing services nationally, in Europe and the Caribbean. The Company specializes in the removal and remediation of hazardous nuclear materials for the U.S. Department of Energy, U.S. Department of Defense, and other federal agencies. SEC also provides advanced environmental services for private industry across the country and internationally. Since its founding in 1991, SEC has grown approximately 30 percent per year, and has emerged as a technology innovator with more than 450 personnel worldwide and with annual revenues of more than U.S. $70 million. For more information on SEC, visit www.sec-tn.com.

Nexus Technologies Group, a mid-Atlantic security integrator for the corporate and governmental security markets that specializes in non-proprietary integrated security solutions including access control, alarm, video, communication, perimeter protection and bomb and metal detection security systems. Utilizing cutting-edge technologies, Nexus provides innovative, engineered and scalable solutions to effectively protect people, property and assets. For more information about Nexus, visit www.nexusna.com.

Polimatrix, Inc., a system integrator and total solutions provider delivering advanced radiation and nuclear protection and detection services. The company has been operating since September 2006 as a joint venture between Homeland Security Capital Corporation and Polimaster, Inc. For more information about Polimatrix, visit www.polimatrix.com.

Fiducia Real Estate Services, Inc., a provider of comprehensive title and escrow services for mortgage origination refinance, reverse mortgage, real estate owned, deed-in-lieu transactions, and real estate-owned liquidation services to institutional REO customers. These services are provided by wholly owned subsidiaries Timios, Inc. and Default Services USA, Inc.

For more information about Homeland Security Capital Corporation, visit www.hscapcorp.com.

Forward-Looking Statement

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although HOMS believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements.

Contact:
Homeland Security Capital Corporation
Knoxville, TN office
Anne Smith, 865-342-7668
asmith@sec-tn.com